NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Fourth Quarter Results

Spartanburg, South Carolina, February 17, 2009...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces net earnings for the fiscal year ending January 3, 2009, of $5,983,000, or $.95 per share, on sales of $192,476,000. This compares to net earnings of $10,125,000, or $1.60 per share, on sales of $178,285,000 in the prior year. For the fourth quarter of 2008, the Company experienced a net loss of $513,000, or $.08 per share on sales of $43,489,000, compared to net earnings of $1,144,000, or $.18 per share, on sales of $38,431,000 a year earlier. The loss incurred in the final quarter of 2008 was the result of a pretax loss of approximately $3,000,000 from commodity pipe which is discussed in more detail below.

Specialty Chemicals Segment

The Specialty Chemicals Segment sales increased 16% for the year and 17% in the fourth quarter of 2008 compared to the same periods a year earlier. In spite of the good sales increase, operating income for the year decreased 24% to $2,111,000 compared to $2,777,000 for 2007, and declined 64% to $191,000 for the fourth quarter of 2008 compared to $538,000 for the fourth quarter of 2007. The increase in revenues in 2008 came primarily from adding several new products during the year together with increased selling prices of our basic chemical products to pass on some of the higher raw material and energy-related costs. The decline in operating income for the year and fourth quarter was caused primarily by our inability to pass on all of the increases in raw material and energy related costs.  We also had approximately $130,000 in claims and inventory writedowns that negatively impacted the fourth quarter.

Metals Segment

The Metals Segment sales increased 5% for the year from a 7% increase in average selling prices, partially offset by a 5% decline in unit volumes, while operating income for the year declined 43% to $9,325,000 from 2007’s total of $16,388,000. Sales for the fourth quarter increased 11% from a 49% increase in unit volumes, partially offset by a 16% decline in average selling prices. The Segment experienced an operating loss of $1,196,000 for the fourth quarter of 2008 compared to a profit of $1,937,000 in the same period last year.

Commodity pipe unit volumes increased 200% in the fourth quarter of 2008 resulting in a 3% increase for the year compared to the same periods last year. The increase in commodity volumes reflects the apparent benefit that the unfair-trade case, filed in January 2008 by U.S. producers of stainless steel pipe and the United Steelworkers Union against China, had on imports over the last 3 quarters, coupled with the very low volume experienced in last year’s fourth quarter. Unfortunately, the decline in stainless steel surcharges paid on raw materials that negatively impacted the third quarter, accelerated in the fourth quarter which reduced profits significantly. This decline created  steady  downward pressure on commodity selling prices causing average selling prices to fall 32% in the fourth quarter and 11% for the year compared to the same periods in 2007. This resulted in an approximately $2,000,000 loss in the fourth quarter of 2008 under our FIFO inventory method that matched the low selling prices with much higher inventory costs. The rapid decline in commodity pricing also created an inventory valuation issue at year end as the market value of much of our commodity inventory fell below our costs. This led to an approximate $1,000,000 charge to reduce inventory value to market prices.

The non-commodity business continued to deliver excellent results. Although unit volumes fell 14% for the year and 27% in the fourth quarter, average selling prices increased 31% for the year and 16% for the quarter compared to the same periods in 2007. The majority of the decline in unit volumes came in our piping systems operation as customers pushed out delivery dates in the fourth quarter in response to the economic downturn. The increase in average selling prices came primarily from a change in product mix. As a result, the non-commodity business generated excellent profits for the year and the fourth quarter of 2008. Piping systems’ backlog was $45,500,000 at the end of the fourth quarter of 2008 compared to $38,700,000 at the end of the third quarter of 2008 and $57,900,000 at the end of the fourth quarter of 2007.

Other Items

Unallocated corporate expenses declined 8% for the year and 34% for the fourth quarter, compared to the prior year, to $395,000 and $2,492,000, respectively, primarily from decreased management incentives, which are based on profits. In the fourth quarter of 2008, the Company received a cash payment of $394,000, included in other income, for the collection of a previously written-off note receivable related to its Chinese investment that was dissolved in a prior year.

With the chaotic conditions in the credit markets, it is gratifying that the Company maintained its strong financial condition in 2008. Year-end current assets were four times current liabilities and total debt was a conservative $10,426,000 which was only 16.6% of shareholders’ equity.

Outlook

Management of the Specialty Chemicals Segment was successful in increasing revenues in 2008 reflecting efforts to generate new products, improve existing products, and compete in markets not as susceptible to foreign imports.  Unfortunately, higher petroleum costs drove up raw material and energy costs which hurt profitability. If the recent decline in oil and natural gas prices continues into the future, our costs of raw materials and energy costs should decline which would help profitability. Although management is confident it is positioned to compete effectively, current economic conditions make operating performance in 2009 uncertain.

As a result of the significant increases in stainless steel pipe imported from China, the Metals Segment along with 3 other U.S. producers of stainless steel pipe and the United Steelworkers Union filed an unfair-trade case against China on January 30, 2008. It is the third case involving pipe and tube imports from China filed since early 2007. The U.S. Department of Commerce (DOC) findings have supported petitioners in all 3 cases, and it has issued final determinations on welded stainless steel pipe. On January 21, 2009, it announced its determination of duties ranging from 12% to over 300% on stainless steel welded pipe smaller than 16 inches in diameter imported from China. The International Trade Commission (ITC) will have its final vote in late February and issue its final ruling in March. As discussed above, based on activity over the last 3 quarters, we believe the actions by the ITC and the DOC have already reduced import activity and have had a positive influence on demand for domestic producers. This is encouraging but until this trade case is finalized it will add uncertainty to the future results from commodity pipe. This positive impact on commodity pipe volumes has been offset by falling stainless steel prices which, along with the uncertainty of the economy, have caused distributors to limit stocking of inventories. Although stainless steel surcharges appear to have stabilized so far in 2009, the significant declines experienced in the fourth quarter of 2008 have created a poor pricing environment for our commodity pipe which will negatively impact profitability in the first quarter of 2009. It is possible that the stimulus spending by the Federal Government will fund increased activity in the water and wastewater treatment area which is a significant part of our piping systems’ business. However, the impact from current economic conditions both domestically and worldwide makes it difficult to predict the performance of this Segment for 2009.  In spite of this, management continues to be optimistic about the piping systems business over the long-term based on our current bidding activity for projects and our strong backlog, with over 80% of the backlog coming from energy and water and wastewater treatment projects. Management also believes we are the largest and most capable domestic producer of non-commodity stainless pipe and an effective producer of commodity stainless pipe which should serve the Company well in the long term.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
	Jan 3, 2009	Dec 29, 2007	Jan 3, 2009	Dec 29, 2007

Net sales
Specialty Chemicals Segment	$15,280,000	$13,021,000	$60,599,000	$52,066,000
Metals Segment	28,209,000	25,410,000	131,877,000	126,219,000
	$43,489,000	$38,431,000	$192,476,000	$178,285,000
Operating income (loss)
Specialty Chemicals Segment	$191,000	$538,000	$2,111,000	$2,777,000
Metals Segment	(1,196,000)	1,937,000	9,325,000	16,388,000
	(1,005,000)	2,475,000	11,436,000	19,165,000
Unallocated expenses
Corporate	395,000	599,000	2,492,000	2,708,000
Interest and debt expense	365,000	319,000	866,000	1,153,000
Other income	(395,000)	(18,000)	(401,000)	(20,000)

Income (loss) before income
tax	(1,370,000)	1,575,000	8,479,000	15,324,000

Provision (benefit) for income
tax	(857,000)	431,000	2,496,000	5,199,000

Net income (loss)	$(513,000)	$1,144,000	$5,983,000	$10,125,000

Net income (loss)
Per basic common share	$(.08)	$.18	$.96	$1.63

Per diluted common share	$(.08)	$.18	$.95	$1.60

Average shares outstanding
Basic	6,247,534	6,237,305	6,245,344	6,211,639
Diluted	6,247,534	6,296,602	6,281,124	6,295,911

Backlog-Piping Systems & Process Equipment			$45,500,000	$57,000,000

Balance Sheet	Jan 3, 2009	Dec 29, 2007
Assets
Cash and sundry current assets	$3,851,000	$2,745,000
Accounts receivable, net	21,202,000	19,888,000
Inventories	42,911,000	48,801,000
Total current assets	67,964,000	71,434,000
Property, plant and equipment, net	22,130,000	20,859,000
Other assets	4,272,000	4,328,000
Total assets	$94,366,000	$96,621,000

Liabilities and shareholders' equity
Current portion of long-term debt	$467,000	$467,000
Accounts payable	9,049,000	13,029,000
Accrued expenses	7,521,000	11,240,000
Total current liabilities	17,037,000	24,736,000
Long-term debt	9,958,000	10,246,000
Other long-term liabilities	4,504,000	3,499,000
Shareholders' equity	62,867,000	58,140,000
Total liabilities & shareholders' equity	$94,366,000	$96,621,000